                                                                    EXHIBIT 99.1

                             NUEVO ENERGY COMPANY
                                 2001 Forecast
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

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
                                                  -------------------------------------------------------------
                                                      3 months ended       9 months ended
------------------------------------------------
                                                      March 31, 2001        Dec. 31, 2001           2001
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
REVENUES:

Oil revenues....................................              $ 67,546            $214,899            $282,445
Gas revenues....................................                52,190              95,660             147,850
Liquids revenues................................                 1,050               2,587               3,636
Interest and other income (1)...................                   401                 238                 639
                                                  -------------------------------------------------------------

   Total revenues...............................              $121,218            $313,384            $434,601
                                                  -------------------------------------------------------------

COSTS & EXPENSES:

Lease operating expenses........................              $ 59,743            $142,783            $202,527
Depreciation, depletion and amortization........                19,896              60,014              79,910
Exploration costs...............................                 5,189              16,897              22,086
General and administrative expenses.............                 8,173              23,376              31,549
Interest expense................................                10,974              32,839              43,812
TECONS - Dividends expense......................                 1,653               4,959               6,612
Other expense (1)...............................                   264                 855               1,119
                                                  -------------------------------------------------------------

   Total expenses...............................              $105,892            $281,724            $387,616
                                                  -------------------------------------------------------------

Net earnings before taxes.......................              $ 15,326            $ 31,660            $ 46,986

Income Taxes (2):
   Current......................................                   137                 633                 770
   Deferred.....................................                 6,020              12,031              18,050
                                                  -------------------------------------------------------------

Net Income (loss)...............................              $  9,169            $ 18,996            $ 28,165
--------------------------------------------------=============================================================

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Earnings per share (diluted)....................              $   0.55            $   1.13            $   1.68

   Discretionary Cash Flow (3)..................              $ 41,011            $109,855            $150,866
   Discretionary Cash Flow per share (diluted)..              $   2.45            $   6.55            $   9.00

EBITDAX (4).....................................              $ 53,006            $146,369            $199,375
Weighted average common and dilutive potential
   common shares outstanding....................                16,766              16,765              16,766
---------------------------------------------------------------------------------------------------------------

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Prices:
   Oil ($/BBL) - Including hedges...............              $  16.14            $  16.89            $  16.70
   Oil ($/BBL) - reference price (NYMEX)........                 28.80            $  27.20            $  27.60
   Gas ($/MCF)..................................              $  12.93            $   8.27            $   9.47
   Gas ($/MCF) - reference price (NYMEX)........              $   7.27            $   5.23            $   5.74

Production:
   Oil (MBBL)...................................                 4,184              12,727              16,911
   BBLS/D.......................................                46,491              46,280              46,332
   Gas (MMCF)...................................                 4,038              11,569              15,606
   MMCF/D.......................................                    45                  42                  43
   Liquids (MBBL)...............................                    43                 127                 169

MBOE - Including liquids........................                 4,900              14,782              19,681

Lease Operating Expense per BOE.................              $  12.19            $   9.66            $  10.29

General & Administrative Expense per BOE........              $   1.67            $   1.58            $   1.60

Fixed Charge Coverage Ratio.....................                   4.2                 3.9                 4.0

Long-term Debt..................................              $409,727            $417,482            $417,482
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Notes:
  (1) As a matter of policy, we will not provide guidance on other income, other expense, or gain or loss on sales of assets, except as specifically noted.

  (2) Assumes an effective tax rate of 40%; 5% current, 95% deferred.

  (3) Calculated as Net Income, plus Deferred Taxes, plus Exploration Costs, plus DD&A, less Gain on Sale of Assets plus Loss on Sale of Assets. Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.

  (4) Calculated as Net Earnings before Taxes, plus Exploration Costs, plus Dividends on TECONS, plus Interest Expense, plus DD&A, less Gain on Sale of Assets, plus Loss on Sale of Assets. Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.
--------------------------------------------------------------------------------
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First Quarter 2001 Financial Guidance
-------------------------------------

The estimates listed below contain assumptions which we believe are reasonable. We caution that these estimates are based on currently available information as of the date hereof. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

All of the estimates and assumptions set forth in this document constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. A number of factors could affect our future results or the energy industry generally and could cause our expected results to differ materially from those expressed in this release. These factors include, among other things:

     -  Increases or decreases in oil and gas prices;

     - Compliance with environmental regulations and other governmental laws and regulations applicable to the oil and gas industry;

     - Unanticipated problems or successes encountered during the exploration for and exploitation and production of oil and gas;

     - Political and economic events and conditions in the jurisdictions in which we operate;

     -  Our hedging activities;

     - Decisions we make regarding our debt and equity structure, including the decision to issue additional capital stock or debt securities;

     -  Our ability to deliver oil and gas to commercial markets;

     -  Changes in consumer demand;

     -  The impact of competition;

     - The uncertainty of estimates of oil and gas reserves and production rates;

     - The impact of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities";

     - The risk factors and other conditions described in the report on Form 10-K for the period ended December 31, 1999 and in the reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000.

These estimates also assume that we will not engage in any material transactions such as acquisitions or divestitures of assets, formation of joint ventures or sale of debt or equity securities. We continually review these types of transactions as part of our corporate strategy, and may engage in any of them without prior notice.

Crude Oil Production
--------------------

We anticipate that our first quarter 2001 production will be between 4.0 and 4.4 million barrels (44,444 - 48,889 barrels per day) which incorporates a reduction in crude oil volume due to a decrease in cyclic steaming, downtime for potential electrical interruptions and pump repairs as well as planned downtime for scheduled field maintenance and pipeline repair in the Republic of Congo. Of this first quarter 2001 volume, approximately 92% will be derived from California, 7% from the Republic of Congo and 1% from other U.S. However, weather, unexpected subsurface conditions, power supply disruptions and other unforeseen operating hazards may have an adverse impact on Nuevo's production volumes and better than expected development drilling results or exploration success could have a positive effect.

Crude Oil Prices
----------------

Realized crude oil prices for the first quarter 2001 are expected to be between $15.75 and $16.50 Bbl. Realized prices are based on the current NYMEX WTI futures price and are adjusted for the California crude oil sales contract, the impact of hedges, and the price sharing agreements for our Point Pedernales and Congo production.

 . Nuevo realizes approximately 70% of the NYMEX WTI price for California crude oil production, before hedges. About half of Nuevo's California crude oil production is considered heavy oil (15 degree API quality crude oil or heavier produced by thermal operations). The market price for California heavy crude oil differs from the established market indices for oil elsewhere in the U.S., due principally to the higher transportation and refining costs associated with heavy oil.

 . Nuevo realizes approximately 95% of the NYMEX WTI price for East Texas crude oil production, before hedges.

 . Nuevo realizes approximately 80% of the NYMEX WTI price for Congo crude oil production, before hedges. Nuevo's Congo production is a relatively heavy crude oil (16 - 20 degree API gravity) which is processed into low-sulfur, No. 6 fuel oil for sale to worldwide markets. The market for residual fuel oil differs from the markets for WTI and other benchmark crudes due to its primary use as an industrial or utility fuel versus the higher value transportation fuel component, which is produced from refining most grades of crude oil.

The price of crude oil is subject to large fluctuations in response to relatively minor changes in the supply of and demand for crude oil, market uncertainty and a variety of additional factors beyond Nuevo's control. Any substantial or extended decline in the price of crude oil would have an adverse effect on Nuevo.
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Price Risk Management Policy
----------------------------

Nuevo's price risk management policy was designed to accomplish the following objectives: 1) to ensure sufficient capital for reserve replacement and 2) to ensure fixed charge coverage ratios are maintained. No changes to our hedges have been made subsequent to the last web site posting on February 8, 2001.

Crude Oil Hedges
------------------

Swaps          Volume              WTI Price
-----          ------              -----------
1Q01           26,000 B/D          $19.52 Bbl.
2Q01           26,200 B/D          $19.84 Bbl.
3Q01           20,000 B/D          $21.22 Bbl.
4Q01           15,500 B/D          $22.95 Bbl.
1Q02           12,500 B/D          $25.91 Bbl.

Floors         Volume              WTI Price
------         ------              ---------
2Q02           19,000 B/D          $22.00 Bbl.
3Q02           14,000 B/D          $22.00 Bbl.
4Q02           14,000 B/D          $22.00 Bbl.

For a swap transaction, we receive a fixed price for our production and pay the counter party a floating price based on a market index. For a floor (purchased put), we receive the floor price if the floating price falls below the floor price. Swaps fix the price we receive for production, while floors establish a minimum price.

Natural Gas Production
----------------------

We anticipate that our first quarter 2001 production will be between 3.9 and 4.2 Bcf (43.3 MMcfd - 46.7 MMcfd). Of this volume, approximately 90% will be derived from California and 10% from other U.S. However, weather, unexpected subsurface conditions, and other unforeseen operating hazards may have an adverse impact on our production volumes and better than expected development drilling results or exploration success could have a positive effect.

Natural Gas Prices
------------------

Realized gas prices for the first quarter 2001 are expected to be between $12.40 and $13.50 Mcf based on our assumption regarding the California price differential versus the current NYMEX strip price. Recently, natural gas prices in California have greatly exceeded NYMEX prices, and that wide basis differential is expected to persist through much of 2001.

The price of natural gas is subject to large fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors beyond Nuevo's control. Natural gas prices have been high recently, especially in the California market. No assurances can be made that they will remain at current levels.

California Natural Gas Market Volatility
----------------------------------------

Nuevo continues to work to optimize the use of its gas reserves in a very volatile California gas market. The Company projects that it will produce more natural gas than it will consume in 2001. Given that fact, the Company believes that any decisions to reduce gas consumption for steam usage which would reduce near-term crude oil production, will have a net positive impact on overall earnings, cash flow and EVA. Beginning in mid-December 2000, Nuevo reduced its gas consumption related to cyclic steaming operations for higher steam-oil ratio
(SOR) wells in order to capture robust California spot gas prices. This forecast assumes an equal reduction in steam usage for each month during 2001. Nuevo will continue to look for opportunities to take advantage of its net long natural gas position in California. Finally, Nuevo expects to continue to
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add to gas reserves and production in California through both exploration and exploitation efforts in 2001.

Natural Gas Hedges
------------------

Nuevo does not have any of its natural gas production hedged.

Liquids
-------

We anticipate that our first quarter 2001 production will be between 42,000 and 44,000 barrels (467 and 489 barrels per day). Historically, the estimated realized price for liquids is approximately 80% of the NYMEX WTI price. The same factors that affect our oil and gas production and pricing can also have an effect on the production and pricing of liquids.

First Quarter 2001 Total Production
-----------------------------------

We anticipate that our first quarter 2001 production will be between 4.7 and 5.1 million BOE with 85% crude oil. However, our production volumes are subject to curtailments, delays, and cancellations as a result of a lack of capital or other problems such as, weather, compliance with governmental regulations or price controls, electrical shortages, mechanical difficulties or shortages or delays in the delivery of equipment. Changes to the capital budget (i.e. dollar amount and projects) and exploratory drilling success will also have an impact on production volumes.

Lease Operating Expense (includes production and ad valorem taxes)
------------------------------------------------------------------

Nuevo uses natural gas to generate steam for its thermal production. Since recent natural gas prices have increased significantly, gas costs have become a major component of LOE. With more normalized natural gas prices in 1999, steam costs contributed less than $1.00 BOE to LOE. During 2000, steam costs averaged $2.30 BOE. Incorporating the impact of high gas costs and a reduction in steam usage, we expect the first quarter 2001 LOE to be between $11.70 and $12.70 BOE. This projection of reduced steam usage is currently expected to continue throughout 2001. Note that company-wide Nuevo produces more natural gas in total than we consume in our thermal operations, so the net effect of higher natural gas prices on our income statement is positive. In California, Nuevo produced 38 MMcfd and consumed 28 MMcfd in thermal operations in the fourth quarter 2000.

Depreciation, Depletion and Amortization
----------------------------------------

We anticipate that the DD&A rate for the first quarter 2001 will be between $3.90 and $4.20 BOE. Our DD&A rate has been revised upward based on SEC proved reserves at December 31, 2000.

Exploration Costs
-----------------

We caution that this is an inherently difficult expense category to estimate and that this estimate can be volatile due to the number of wells drilled, completed and the success rate in any given quarter and any potential changes to the capital budget. Exploration expenses for the first quarter 2001 should be between $4.5 million and $5.8 million. Year-to-date, our exploration program has generated a gas discovery in CA (the Golden 1-21 well) and a dry hole in Ghana (the NAK #1 well). The net dry hole cost for the NAK #1 well is estimated to be approximately $1.5 million and it is included in the 1Q01 exploration costs.

General and Administrative Expense
----------------------------------

We anticipate that the G&A rate for the first quarter 2001 will be between $1.60 and $1.70 BOE. The factor that could have the greatest impact on G&A is the mark to market accounting for Nuevo's deferred compensation plan which is based on the price of Nuevo common stock. As a matter of policy, Nuevo accrues target EVA bonuses on a quarterly basis which may not represent actual results at year-end.
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Interest Expense
----------------

We anticipate that our interest expense for the first quarter 2001 will be between $10.5 million and $11.5 million.

Term Convertible Securities (TECONS) - Dividend Expense
-------------------------------------------------------

We expect our first quarter 2001 TECONS dividend expense to be $1.65 million.

Income Taxes
------------

We expect our effective income tax rate for the first quarter 2001 to be 40% (inclusive of applicable federal and state taxes) and our deferred tax ratio to be 98%.

Weighted Average Common and Dilutive Potential Common Shares Outstanding
------------------------------------------------------------------------

Nuevo repurchases its common shares under a Board authorized share repurchase program. As of December 31, 2000, approximately 135,500 shares remained authorized for repurchase at management's discretion under the existing authorization. On February 12, 2001, the Board authorized the repurchase of an additional 1 million shares of Nuevo Common Stock. While the company's policy is not to comment on the status of the share repurchase program until the authorization is exhausted or when quarterly financial statements are published, the weighted average shares shown for these forecast periods are updated for material changes in share balances through the forecast date which includes share repurchases and options in the money. No future anticipated share repurchases are included in the forecast.

Capital Expenditures
--------------------

Due to high gas prices in CA, Nuevo is forecasting a deferral of capital associated with thermal projects. We now expect base capital expenditures for 2001 to be approximately $160 million vs. $187 million, assuming gas prices remain at these levels for the remainder of the year. Depending on the level of drilling success this year, capital expenditures could be increased by approximately $18 million in 2001. Some of the factors impacting the level of capital expenditures include crude oil and natural gas prices as well as the volatility in these prices, the cost and availability of oilfield services, exploratory drilling success, acquisitions and divestitures and the level and availability of external financing.

SFAS No. 133
------------

Nuevo has completed an inventory of all known derivatives and the relevant hedge relationships. Nuevo expects that SFAS No. 133 will primarily increase the volatility of other comprehensive income and results of operations. In general, the amount of volatility will vary with the level of derivative activities during any period. Nuevo will not provide guidance on this item.